UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 24, 2007

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 26, 2007, Lantronix, Inc. (the “Company”) issued a press release announcing that its President and Chief Executive Officer, Marc Nussbaum, had resigned effective as of September 24, 2007. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

(c) & (e)

Effective September 25, 2007, the Company’s board of directors appointed Reagan Y. Sakai as interim Chief Executive Officer while the Company searches for Mr. Nussbaum’s replacement.

Mr. Sakai has served as our Chief Financial Officer and Secretary since November 2006. From April 2005 to October 2006, Mr. Sakai served as Chief Financial Officer for HyPerformix Corporation, a private software company based in Austin, Texas. From September 2003 to April 2005, Mr. Sakai served as Chief Financial Officer for VIEO Corporation, an early-stage software company.  From May 1999 to January 2003, Mr. Sakai served as Chief Financial Officer of Crossroads Systems Corporation, a public data storage routing company, where he oversaw Crossroads Systems’ IPO in October 1999. Earlier in his career, Mr. Sakai held various financial positions with Exabyte Corporation, Maxtor Corporation, McDATA Corporation, and StorageTek Corporation. Mr. Sakai holds a BS degree and an MBA from the University of Colorado at Boulder.

On September 24, 2007 (the “Separation Date”), the Company entered into a Separation Agreement and General Release of Claims (the “Agreement”) with Mr. Nussbaum. The Agreement is effective as of the Separation Date. The Agreement is incorporated herein by reference and the description thereof contained in this Current Report on Form 8-K is qualified in all respects by the terms and provisions of the Agreement.

Pursuant to the Agreement, Mr. Nussbaum will be paid a total fee of $435,000 to be paid in equal installments between the Separation Date and September 15, 2008. In addition, Mr. Nussbaum will be eligible to participate in the Company’s bonus program for fiscal 2007 on a pro-rated basis for the time Mr. Nussbaum was actively employed. Mr. Nussbaum will have until the earlier of the following three dates to exercise each of his vested options: (i) 24 months after the Separation Date; (ii) for each option, the latest date on which such option could have expired by its original terms under any circumstances; or (iii) for each option, 10 years after the original grant date of such option. Mr. Nussbaum shall cease to be a service provider as of the Separation Date and all of Mr. Nussbaum’s unvested stock options as of that date shall automatically terminate and revert to the Company’s 2000 Stock Plan. The Company will pay the cost of Mr. Nussbaum’s COBRA premiums through the first to occur of (i) 18 months following the Separation Date and (ii) Mr. Nussbaum’s eligibility for health insurance coverage pursuant to another employer’s plan. The Company will pay Mr. Nussbaum $13,500, less legally required withholding deductions, representing the amount the Company would have paid on behalf of Mr. Nussbaum’s executive automobile benefits had Mr. Nussbaum remained employed for the 18 month period following the Separation Date. This amount will be paid in equal installments between the Separation Date and September 15, 2008. In addition Mr. Nussbaum has agreed that for a period of one year following the Separation Date, he will not, either directly or indirectly, or either on his own behalf or on behalf of any other person, recruit or solicit for hire any individual who is employed on a full time basis by the Company. As part of the Agreement, Mr. Nussbaum has signed a standard release of claims against the Company and its affiliates.

(d)

On September 24, 2007, the Company’s board of directors appointed Thomas M. Wittenschlaeger as a member to the board of directors, effective as of September 25, 2007. The board of directors has determined that Mr. Wittenschlaeger is independent of the Company and its management under the corporate governance standards of the Nasdaq Stock Market. Pursuant to the Company’s 2000 Stock Plan, Mr. Wittenschlaeger was granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock on September 25, 2007 at an exercise price of $1.09, which was the fair market value of the Company’s common stock as reported on the Nasdaq Stock Market on the date of grant. A copy of the press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K.

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Since 2004, Mr. Wittenschlaeger has served as Chairman and CEO of Raptor Networks Technology, Inc. Raptor Networks engages in the design, production and sale of standards-based, proprietary high-speed network (LAN) switching technologies. From 2002 to 2004, Mr. Wittenschlaeger was Senior Vice President, Corporate Development and Chief Technology Officer of Personnel Group of America, Inc., later renamed Venturi Partners, Inc., a leading provider of information technology and professional staffing services nationwide. Prior to Personal Group of America, Mr. Wittenschlaeger spent 16 years at General Motors Hughes Electronics in a variety of positions. He is a graduate of the United States Naval Academy and served on nuclear attack submarines in the Pacific theatre.

Item 9.01    Financial Statements and Exhibits.

(d)

10.1	Separation Agreement and General Release of Claims effective as of September 24, 2007 between the Company and Marc Nussbaum.
99.1	Press Release dated September 26, 2007.
99.2	Press Release dated September 27, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC., a Delaware corporation

Date: September 28, 2007	By:	/s/ Reagan Y. Sakai
Reagan Y. Sakai
Chief Executive Officer

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